Exhibit 10.1


                                U.S. $10,000,000


                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of February 12, 1998

                                    Between

                              CARBO CERAMICS INC.

                                  as Borrower


                                      and

                         BROWN BROTHERS HARRIMAN & CO.

                                   as Lender

                                                ARTICLE I
                                               DEFINITIONS  . . . . . . . . . . . . . . . . . . . .   2
SECTION 1.01.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SECTION 1.02.   Accounting and Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                ARTICLE II
                                    AMOUNT AND TERMS OF THE COMMITMENT  . . . . . . . . . . . . . .   7
SECTION 2.01.   The Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SECTION 2.02.   Making the Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 2.03.   Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 2.04.   Optional Termination of the Commitment  . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 2.05.   Selection of Interest Options . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 2.06    Interest Rate Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 2.07    Special Provisions for LIBOR Rate Advances  . . . . . . . . . . . . . . . . . . . .  15
SECTION 2.08.   Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 2.09.   Indemnity and Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 2.10.   Payments and Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 2.11.   Evidence of Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                               ARTICLE III
                                          CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . .  19
SECTION 3.01.   Condition Precedent to Initial Advance  . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 3.02.   Conditions Precedent to All Advances  . . . . . . . . . . . . . . . . . . . . . . .  21

                                                ARTICLE IV
                                       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  21
SECTION 4.01.   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                ARTICLE V
                                        COVENANTS OF THE BORROWER . . . . . . . . . . . . . . . . .  25
SECTION 5.01.   Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 5.02.   Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                ARTICLE VI
                                             EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . .  31
SECTION 6.01.   Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                               ARTICLE VII
                                              MISCELLANEOUS   . . . . . . . . . . . . . . . . . . .  34
SECTION 7.01.   Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 7.02.   Notices, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 7.03.   No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 7.04.   Costs, Expenses, and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 7.05.   Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 7.06.   Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 7.07.   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 7.08    Merger of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Schedule I - Litigation

Schedule II - Permitted Liens

Exhibit A - Promissory Note

Exhibit B - Rollover Notice

Exhibit C - No-Default Certificate

                           FIRST AMENDED AND RESTATED
                                CREDIT AGREEMENT

                         Dated as of February 12, 1998


         This First Amended and Restated Credit Agreement is made and effective as of February 12, 1998, by and between CARBO CERAMICS INC., a Delaware corporation (the "Borrower"), and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (the "Lender").

                                  WITNESSETH:

         WHEREAS, the Lender and the Borrower entered into a Credit Agreement dated December 27, 1993, as amended by a First Amendment to Credit Agreement dated as of April 3, 1995, as affected by certain waivers and modifications contained in that certain letter agreement dated as of April 3, 1996, and as further amended by a Second Amendment to Credit Agreement dated as of April 22, 1996, a Third Amendment to Credit Agreement dated as of December 31, 1997, and a Fourth Amendment to Credit Agreement dated as of January 30, 1998, by and between the Lender and the Borrower (as so amended and affected, the "Credit Agreement"), pursuant to which the Lender committed, among other things, to make loans, advances, and other credit facilities available to the Borrower;

         WHEREAS, the parties desire to amend and restate the Credit Agreement in its entirety, as hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing, for other valuable consideration hereby acknowledged, and subject to the other terms and conditions hereof, the Lender and the Borrower agree that the Credit Agreement shall be and is hereby amended and restated in its entirety, effective the date hereof, as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms).

         "Adjusted LIBOR Rate" means, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the quotient obtained by dividing (a) the LIBOR Rate for such LIBOR Interest Period by (b) a percentage equal to one hundred percent (100%) minus the Eurodollar Reserve Percentage applicable during such LIBOR Interest Period (or, if more than one Eurodollar Reserve Percentage is so applicable, minus the daily average of such Eurodollar Reserve Percentage for those days in such LIBOR Interest Period during which any such Eurodollar Reserve Percentage may be so applicable).

         "Advance" shall mean a disbursement by the Lender to or for the benefit of the Borrower, all as set forth in Section 2.01 hereof.

         "Agreement" means this First Amended and Restated Credit Agreement, and all amendments, modifications, and supplements thereto.

         "Applicable Contract Rate" means either the Base Rate or the LIBOR Fixed Rate, whichever is in effect during the particular time period in question pursuant to the provisions of this Agreement.

         "Authorized Officer" means, with respect to any act to be performed or duty to be discharged by any entity which is not an individual, any officer or other representative thereof then authorized to perform such act or discharge such duty.

         "Base Rate" means a fluctuating rate per annum which shall be equal to the rate of interest established by the Lender in New York, New York, from time to time, as the Lender's base rate of interest charged by Lender to commercial borrowers in the United States of America.

         "Base Rate Advance" means an Advance during such time as it bears interest, from time to time, at the Base Rate pursuant to the provisions of this Agreement.

         "Business Day" means any day other than a Saturday, Sunday, or a public holiday or the equivalent for banks generally under the laws of the State of New York.

         "Closing Date" means the date first shown herein, as of which this Agreement is executed and effective.

         "Commitment" has the meaning set forth for such term in Section 2.01 hereof.

         "Consequential Loss" means, with respect to the Borrower's payment or prepayment of the principal sum of a LIBOR Rate Advance on a day other than the last day of the Interest Period applicable to such LIBOR Rate Advance, any loss or expense incurred by the Lender in redepositing such principal sum, including, without limitation, the sum of (a) the interest which, but for such payment, the Lender would have earned at the applicable LIBOR Fixed Rate, in respect of such LIBOR Rate Advance so paid or prepaid, for the remainder of the LIBOR Interest Period; reduced, if the Lender is reasonably able to redeposit such principal sum so paid for the balance of such LIBOR Interest Period in a New York City bank, by the interest earned by the Lender as a result of so redepositing such principal sum, plus (b) any expense or penalty incurred by the Lender in redepositing the principal sum of such LIBOR Rate Advance.

         "Conversion Date" has the meaning specified in Section 2.06(c)(2) hereof.

         "Conversion Option" has the meaning specified in Section 2.06(c)(2) hereof.

         "EBITDA" means the Borrower's earnings before deduction of interest, taxes, depreciation, and amortization.

         "Employee Plan" means an employee benefit plan or other plan covered by Title IV of ERISA and maintained in whole or in part for employees of the Borrower.

         "ERISA" means the Employee Retirement Income Security Act of 1974, together with the rules and regulations promulgated thereunder, as in effect from time to time.

         "Eurodollar Reserve Percentage" means, as of the date of any determination, that reserve percentage actually required to be reserved by the Lender with respect to the Advances, which percentage is applicable during any LIBOR Interest Period (or if more than one such percentage is so applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be applicable) under the regulations issued, from time to time, by the Board of Governors of the Federal Reserve System (or other governmental authority having jurisdiction with regard thereto or any successor), for determining the maximum reserve requirements (including, without limitation, basic, supplemental, transitional, emergency, or marginal reserve requirements) for the Lender in respect to liabilities or assets consisting of, or including, "Eurocurrency liabilities" as defined in Regulation D. It shall be assumed, for purposes of computing reserve costs hereunder, that the making and maintaining of the LIBOR Rate Advances have been accomplished by the Lender through the Lender's principal office in New York City, New York.

         "Event of Default" means any of the events set forth in Section 6.01 hereof.

         "Fixed Charges" means, for any applicable period specified in Section 5.01(c) hereof, the aggregate of the Borrower's interest expense, lease expense, principal payments, dividends and anticipated annual maintenance capital expenditures of $4,000,000.

         "Increased Costs" shall have the meaning specified in Section 2.07(b) hereof.

         "Indebtedness" means (i) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of another person for borrowed money, the deferred purchase price of property or services (except for accounts payable by the Borrower which have been incurred by the Borrower in the ordinary course of its business), or otherwise, the payment or collection of which the Borrower has guaranteed or in respect of which the Borrower has any direct or contingent liability which is reportable on the Borrower's financial statements in accordance with generally accepted accounting principles, (iii) all lease obligations that, in accordance with generally accepted accounting principles consistently applied, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles, and
(iv) any equity or other interest which, by its terms, is convertible into a debt instrument.

         "Interest Payment Date" means, as to either a Base Rate Advance or a LIBOR Rate Advance, the first (1st) day of each calendar month during the term of the Commitment.

         "Interest Rate Option" has the meaning specified in Section 2.06(a) hereof.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "LIBOR Fixed Rate" means, during the applicable LIBOR Interest Period for a LIBOR Rate Advance, an interest rate per annum which shall be equal to the sum of (a) the LIBOR Rate

Margin plus (b) the Adjusted LIBOR Rate for such LIBOR Interest Period.

         "LIBOR Interest Period" means, with respect to a LIBOR Rate Advance, a period commencing on the date specified by notice from the Borrower to the Lender and ending on (but excluding) the date which is 30, 60, or 90 days thereafter, as the Borrower shall elect.

         "LIBOR Rate" during each applicable LIBOR Interest Period for a LIBOR Rate Advance, means an interest rate equal to the rate of interest per annum at which U.S. dollar deposits are offered by the Lender to prime banks in the London interbank market at 10:00 a.m. (London time) two Business Days prior to the first (1st) day of such LIBOR Interest Period for a period equal to such LIBOR Interest Period.

         "LIBOR Rate Advance" means an Advance during such time as it bears interest, from time to time, at the LIBOR Fixed Rate pursuant to the provisions of this Agreement.

         "LIBOR Rate Margin" means three-quarters of one percent (.75%) per annum.

         "Loan Documents" means this Agreement, the Note, and all amendments, modifications, and supplements thereto.

         "Maximum Rate" means the maximum rate of interest, if any, from time to time permitted under federal or Texas laws applicable to the indebtedness evidenced hereby.

         "No-Default Certificate" means a certificate by an authorized officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Note" has the meaning set forth for such term in Section 2.11 hereof.

         "Prohibited Transaction" has the meaning specified therefor in Section 4975 of the Internal Revenue Code or Title I of ERISA.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as from time to time in effect, and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Reportable Event" has the meaning specified therefor in Title IV of ERISA.

         "Rollover Notice" means a notice in the form of Exhibit B hereto.

         "Termination Date" means December 31, 2000; provided, however, that such date may be extended by mutual consent for additional one-year periods; provided further, however, if so extended, such extended date may be shortened during any such one-year period to the end of any calendar quarter within such one-year period, beginning March 31, 2001, upon not less than thirty (30) days prior written notice from either party to the other party.

         SECTION 1.02. Accounting and Other Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles consistently applied unless otherwise expressly stated herein.

                                   ARTICLE II
                       AMOUNT AND TERMS OF THE COMMITMENT

         SECTION 2.01. The Commitment. The Lender agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000), as such commitment may be terminated pursuant to Section 2.04 hereof (the "Commitment"). Such Advances shall be made from time to time on any Business Day during the period from the Closing Date to the Termination Date. Each Advance shall be in an amount not less than $100,000 or an integral multiple thereof, except that an Advance may be in an amount equal to the entire unused Commitment. Within the limits of the Commitment, the Borrower may borrow, prepay pursuant to Section 2.08, and reborrow under this Section 2.01.

         SECTION 2.02. Making the Advances. Each Advance shall be made on the same day the Borrower has given notice to the Lender, provided the Lender has received such notice by 12:00 p.m. (New York City time) on such date. Such notice shall be by telephone and shall be promptly confirmed by the Borrower in writing. All such notices shall specify the date and amount thereof. Upon fulfillment by the Borrower of the applicable conditions set forth in Article III, the Lender will make such Advance available to the Borrower in immediately available funds at the Lender's office at 59 Wall Street, New York, New York 10005.

         SECTION 2.03. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee on the average daily unused portion of the Commitment from the Closing Date until the Termination Date at the rate of three-eighths (3/8) of one percent (1%) per annum, payable quarterly in arrears on the first Business Day of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter of the Borrower in each year during such period, commencing April 1, 1998, and ending on the Termination Date.

         SECTION 2.04. Optional Termination of the Commitment. The Borrower shall have the right, upon (i) at least thirty (30) days' notice to the Lender prior to the end of each fiscal quarter of the Borrower after the first anniversary of the Closing Date, and (ii) full repayment of all sums, both principal and accrued interest, then outstanding, to terminate the

Commitment in whole, but not in part. Simultaneously with any termination of the Commitment under this Section, the Borrower shall pay to the Lender the commitment fee earned through the Termination Date on the amount of the Commitment so terminated.

         SECTION 2.05. Selection of Interest Options. Subject to Section 2.06, and provided that no Event of Default shall have occurred and is continuing, the outstanding principal balance of each Advance shall bear interest at the LIBOR Fixed Rate or the Base Rate, in accordance with the following:

                 (a) Interest on a Base Rate Advance. A Base Rate Advance shall bear interest on the unpaid principal balance thereof, from time to time outstanding, at a fluctuating interest rate per annum which shall, from day to day, be equal to the lesser of either: (1) the Base Rate; or (2) the Maximum Rate. Each change in either the Base Rate or the Maximum Rate (or any component of the Base Rate or the Maximum Rate) as the case may be, shall become effective, without notice to the Borrower (which notice is hereby expressly waived by the Borrower), on the date of each change in either of such interest rates (or any component of any of such interest rates).

                 (b) Interest on a LIBOR Rate Advance. A LIBOR Rate Advance shall bear interest, during each LIBOR Interest Period applicable thereto, on the unpaid principal balance thereof, from time to time outstanding, at an interest rate per annum which shall, from day to day, be equal to the lesser of either: (1) the applicable LIBOR Fixed Rate; or (2) the Maximum Rate. Each change in the Maximum Rate or any component of the Maximum Rate, as the case may be, shall become effective, without notice to the

         Borrower (which notice is hereby expressly waived by the Borrower) on the date of each change in such interest rate or any component of such interest rate.

                 (c) Advance Deemed To Be Base Rate Advance. Unless the Borrower selects the LIBOR Fixed Rate as the Applicable Contract Rate with regard to an Advance, as provided for in this Article II, such Advance shall be deemed to be a Base Rate Advance for the purpose of computing interest thereon pursuant to this Agreement.

                 (d) Interest Recoupment. If, at any time, the Applicable Contract Rate then in effect shall exceed the Maximum Rate, thereby causing the Applicable Contract Rate to be limited to the Maximum Rate, any subsequent reductions in the Applicable Contract Rate shall not reduce the Applicable Contract Rate below the Maximum Rate until the total amount of interest accrued on the unpaid principal balance of the Advances from time to time outstanding during the term thereof, equals the amount of interest which would have accrued thereon if the various Applicable Contract Rates which are applicable to the unpaid principal balances of the Advances from time to time outstanding during the term of this Agreement, had at all times been in effect without the limitation of the Maximum Rate.

                 (e) Final Interest Payment. If on the date of the final payment of all Advances (whether on the Termination Date or otherwise), the total amount of interest actually paid, or accrued, under the provisions of the Loan Documents is less than the total amount of interest which would have accrued if the various Applicable Contract Rates had at all times been applicable to the principal balance of the Advances, from time to time outstanding, during the term of this Agreement, the Borrower agrees to pay, to the extent permitted by applicable law, to the Lender an amount equal to the difference between: (1) the lesser of either (A) the amount of interest which would have accrued on the Advances if the Maximum Rate had at all times been in effect, or (B) the amount of interest which would have accrued on the Advances if the various Applicable Contract Rates had at all times been in effect without the limitation of the Maximum Rate; and (2) the amount of interest which has actually accrued or been paid on the Advances through the date of such final payment in accordance with the provisions of the Loan Documents.

                 (f) Interest After Maturity of the Advances. All delinquent payments of principal and/or interest on the Advances shall bear interest at a fluctuating rate per annum equal to the Base Rate plus four percent (4%) from the date due until paid.

                 (g) Interest Payment Dates. Interest on the aggregate principal balance of the Advances from time to time outstanding shall be payable as it accrues on each Interest Payment Date, beginning with the Interest Payment Date following the Closing Date, and continuing on each Interest Payment Date thereafter, until the maturity thereof.

                 (h) Payment on Business Day. If any payment of principal or interest to be made on the Advances shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment into another calendar month, beyond the maturity date of the Advances or beyond the expiration of the applicable LIBOR Interest Period, in such event, said payment shall be made on the

         Business Day immediately preceding the day on which such payment would otherwise have been due) and such extension of time shall in such case be included in computing of interest, if any, in connection with such payment.

                 (i) Additional Amounts Payable Upon Prepayments or Other Payments of LIBOR Rate Advances. If any LIBOR Rate Advance is to be prepaid, or if the Borrower makes any principal payments with respect to any such LIBOR Rate Advance on any date other than the last day of the LIBOR Interest Period for such LIBOR Rate Advance, the Borrower shall reimburse the Lender, on demand, for all Consequential Loss and Increased Costs incurred by Lender, plus all accrued, but unpaid, interest on the amount so prepaid to such prepayment or payment date, together with any other amounts owing to the Lender in connection with such prepayment or payment pursuant to the terms of this Agreement or any of the other Loan Documents. All prepayments (whether optional or otherwise) made pursuant to this Agreement shall be applied first to accrued, but unpaid, interest and then to principal. A certificate of the Lender setting forth the amount of any such loss or cost shall, in the absence of manifest error or bad faith, be final, binding, and conclusive for all purposes. Any conversion of any LIBOR Rate Advance to a Base Rate Advance on a day other than on the last day of the applicable LIBOR Interest Period shall be deemed a principal prepayment for the purpose of this Subsection 2.05(i).

                 SECTION 2.06     Interest Rate Options.

                 (a) Interest Rate Options. Subject to the provisions of this Section 2.06, and provided that no Event of Default has occurred and is continuing, the Borrower shall have the option of having an Advance bear interest at the Base Rate or the LIBOR Fixed Rate (an "Interest Rate Option"); provided, however, that
         (i) the Borrower may not have more than three (3) Interest Rate Options which select the LIBOR Fixed Rate for the Advances in effect at any one time and (ii) no Interest Rate Option which selects the LIBOR Fixed Rate for any portion of the Advances shall be for an amount less than the principal amount of $2,000,000 plus an integral multiple of $100,000.

                 (b) Changes in Interest Rate Options. Each change in Interest Rate Options made pursuant to this Section 2.06 shall, for all purposes of this Agreement, be deemed both a payment of the Base Rate Advance or LIBOR Rate Advance, whichever is applicable, from which such change was made and a borrowing (notwithstanding that the aggregate unpaid principal of the Advances is not thereby changed) of the Base Rate Advance or LIBOR Rate Advance, whichever is applicable, into which such Advance is converted.

                 (c) Selection of Interest Rate Options. The Borrower may select an Interest Rate Option by giving the Lender a Rollover Notice in accordance with the provisions of subsections (1) or (2) below, as applicable, which notice shall specify a LIBOR Interest Period; provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Business Day; (ii) any LIBOR Interest Period that begins on the last Business Day of a calendar month shall end on the last Business Day of a calendar month; (iii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period shall end on the last Business Day of such calendar month; (iv) the length of each LIBOR Interest Period selected by the Borrower shall be irrevocable for the period so selected; and (v) no LIBOR Interest Period shall extend beyond the Termination Date.

                          (1) Selection at Expiration of LIBOR Interest Period. Before the termination of any LIBOR Interest Period, and provided that no Event of Default has occurred and is continuing, the Borrower shall give the Lender a Rollover Notice specifying the Interest Rate Option which shall be applicable to such LIBOR Rate Advance upon the expiration of such LIBOR Interest Period. Such Rollover Notice shall be given to the Lender at least three (3) Business Days before the termination of such LIBOR Interest Period. If the Borrower shall specify the LIBOR Fixed Rate, such Rollover Notice shall also specify the length of the succeeding LIBOR Interest Period selected by the Borrower. Each Rollover Notice shall be irrevocable and effective upon receipt thereof by the Lender. If the required Rollover Notice shall not have been timely received by the Lender as herein provided before expiration of the then relevant LIBOR Interest Period, the applicable LIBOR Rate Advance shall be automatically converted to a Base Rate Advance on the last day of the then current LIBOR

                 Interest Period for such LIBOR Rate Advance.

                          (2) Conversion Option. With respect to Base Rate Advances, and provided no Event of Default has occurred and is continuing, the Borrower shall have the option ("Conversion Option"), on any Business Day ("Conversion Date"), to convert from the Base Rate to the LIBOR Fixed Rate by giving the Lender a Rollover Notice specifying such Conversion Option at least three (3) Business Days prior to such Conversion Date.

         SECTION 2.07     Special Provisions for LIBOR Rate Advances.

                 (a) Unavailability, Illegality, or Inadequacy of the LIBOR Fixed Rate. If at any time the Lender determines (which determination shall, for all purposes, be final, conclusive, and binding on the Borrower) that: (1) the Lender is unable, or that it has become unlawful for the Lender to obtain, or cause to be obtained, funds in the London interbank market in order to make, fund, or maintain the principal balances of any LIBOR Rate Advances during any applicable LIBOR Interest Period; or (2) the LIBOR Fixed Rate will not adequately and fairly reflect the cost to the Lender of making, maintaining, or funding LIBOR Rate Advances for such LIBOR Interest Period, the Lender shall so notify the Borrower by telephone or telex (to be confirmed in writing) of such determination, whereupon, until the Lender notifies the Borrower that the circumstances which have given rise to such notice no longer exist, (A) the obligation of the Lender to provide the LIBOR Fixed Rate with respect to such LIBOR Rate Advances shall be suspended, and (B) such LIBOR Rate Advances shall be made, continued as, or converted to Base Rate Advances.

                 (b) Increased Costs. If due either to: (1) the introduction of, or any change (including, without limitation, any change by way of any imposition or increase of reserve requirements) in the interpretation of, any law or regulation, including, without limitation, Regulation D or (2) the compliance by the Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make, fund, or maintain the LIBOR Rate Advances (such costs being herein collectively called "Increased Costs"), the Borrower shall, from time to time, upon demand by the Lender, pay to the Lender, such additional amounts as are sufficient to indemnify the Lender against such Increased Costs. Absent manifest error, a certificate as to the amount of such Increased Costs, submitted to the Borrower by the Lender shall, for all purposes, be final, conclusive, and binding on the Borrower. It shall be assumed for purposes of computing Increased Costs, that the making and maintaining of LIBOR Rate Advances has been by the Lender's principal office in New York City, New York.

                 (c) Indemnity. Without prejudice to any other provisions of this Agreement or any of the other Loan Documents, the Borrower shall indemnify the Lender against any loss or expense which the Lender (or its branches, subsidiaries, affiliates, or partners) may sustain or incur as a consequence of any Event of Default by the Borrower in making any payment when due of any amount due hereunder or in making any scheduled borrowing hereunder with respect to any LIBOR Rate Advance, including, without limitation, any loss of profit, premium or penalty incurred by the Lender (or its branches, subsidiaries, affiliates, or partners) in respect of funds borrowed by the Lender (or its branches, subsidiaries, affiliates, or partners), for the purpose of maintaining such LIBOR Rate Advance, as determined by the Lender in the exercise of its sole, but reasonable, discretion. Absent manifest error, a certificate as to any such loss or expense submitted by the Lender to the Borrower shall, for all purposes, be final, conclusive, and binding on the Borrower.

         SECTION 2.08. Prepayments. The Borrower shall have the right to prepay any principal amount of any Advance, in whole or in part, subject to the requirements of Sections 2.05(i) and 2.09, but otherwise without premium or penalty; provided, however, that each such partial prepayment shall be in an integral multiple of $100,000, except that a prepayment may be in an amount equal to the entire outstanding principal balance of all Advances.

         SECTION 2.09. Indemnity and Release. The Borrower shall indemnify the Lender against any loss or expense which the Lender may sustain or incur as a consequence of any failure by the Borrower to fulfill on the date of any Advance hereunder the applicable conditions set forth in Article III, any default in payment or prepayment of the principal amount of any Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment, or otherwise), or the occurrence of any Event of Default. By its execution hereof, the Borrower hereby certifies to the Lender that as of the date hereof, (i) all representations and warranties heretofore made by it under any credit agreement, promissory note or other instrument or document related thereto which are amended by or which relate to this Agreement are true in all material respects, (ii) the Borrower does not have or claim to have any offset, counterclaim, or defense to any of its obligations under any of such prior instruments or documents, and (iii) in consideration of and to induce the Lender's agreement to the terms of this Agreement, the Borrower, for itself and its successors and assigns, does hereby RELEASE, ACQUIT, and FOREVER DISCHARGE the Lender, its partners, officers, employees, agents, attorneys, other representatives and all other persons, (collectively, the "Indemnitees") who might be liable, from any and all claims, demands, liabilities, and causes of action of whatsoever nature, whether in contract or in tort, or arising under or by virtue of any statute, rule, regulation, or other laws, for all losses and damages, including but not limited to exemplary and punitive damages, that have accrued or may ever accrue to the Borrower and its successors and assigns, and which arise out of, result from, or are caused by any act or omission of any one or more of the Indemnitees on or prior to the date hereof in connection with the Loan Documents, or any matter or thing in connection therewith or related thereto. The Lender shall use its best efforts to mitigate any loss and to reduce any expense for which it is being indemnified pursuant to this Section.

         SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Note not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America to the Lender for the account of Borrower at the Lender's office at 59 Wall Street, New York, New York 10005, in same day funds.

                 (b) The Borrower hereby authorizes the Lender, if and to the extent payment for interest, principal, or fees is not made when due hereunder or under the Note, to charge from time to time against any of the Borrower's accounts with the Lender any amount so due.

                 (c) Except to the extent the result would cause an interest rate to exceed the Maximum Rate, all computations of interest and of commitment fees hereunder shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fee is payable.

         SECTION 2.11. Evidence of Debt. The indebtedness of the Borrower resulting from all Advances made from time to time shall be evidenced by a promissory note of the Borrower, in substantially the form of Exhibit A hereto (the "Note"), delivered to the Lender pursuant to Article III.

                                  ARTICLE III
                             CONDITIONS OF LENDING

         SECTION 3.01. Condition Precedent to Initial Advance. The obligation of the Lender to make its initial Advance is subject to the fulfillment, in a manner satisfactory to the Lender, of each of the following conditions precedent:

                 (a) The making of the Commitment shall not contravene any law, rule, or regulation applicable to the Lender.

                 (b) No material adverse change in the condition or operations, financial or otherwise, of the Borrower, as reasonably determined by the Lender, shall have occurred and be continuing since the date of the latest audited financial statements of the Borrower provided to the Lender, the representations and warranties contained in Section 4.01 shall be true and correct, and no event shall have occurred and be continuing, or would result from such Advance, which constitutes or could constitute an Event of Default, as set forth in a certificate from an Authorized Officer of the Borrower dated as of the Closing Date.

                 (c) The Lender shall have received on or before the Closing Date the following, in form and substance satisfactory to the
         Lender:

                          (i)     the Note, duly executed by the Borrower;

                          (ii) a copy of the resolutions of the Borrower's Board of Directors, certified as of the Closing Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which the Borrower is a party and (B) the execution, delivery, and performance by the Borrower of the Loan Documents;

                          (iii) a certificate, dated as of the Closing Date, of an Authorized Officer of the Borrower, certifying the names and genuine signatures of the officers of the Borrower authorized to sign on behalf of the Borrower the Loan Documents and the other documents to be executed and delivered by the Borrower in connection herewith, together with evidence of the incumbency of such Authorized Officer;

                          (iv) a copy of the Articles of Incorporation of the Borrower, recently certified by the Secretary of State of the State of Delaware;

                          (v) a copy of the By-laws of the Borrower, certified as of the Closing

                 Date by an Authorized Officer;

                          (vi) Certificates of Existence and Good Standing of the Borrower, issued by the appropriate government officials of the State of Delaware, the State of Texas and any other applicable jurisdiction, together with any other evidence satisfactory to the Lender that the Borrower has been duly formed, is validly existing and in good standing under the laws of the State of Delaware and has been duly qualified to do business and is in good standing under the laws of the State of Texas and each other jurisdiction where the Borrower does business;

                          (vii) a favorable written opinion of Thompson & Knight, P.C., counsel to the Borrower, dated the Closing Date, as to such matters as the Lender may reasonably request; and

                          (viii)  payment of a closing fee of $25,000.

         SECTION 3.02. Conditions Precedent to All Advances. The obligation of the Lender to make each Advance shall be subject to the further conditions precedent that, on the date of such Advance (a) the Lender shall have received a notice of such Advance as required by Section 2.02 hereof, (b) the following statements shall be true, and by making or sending any such notice of an Advance, the Borrower shall be deemed to have made the following statements to the Lender as of the date on which such notice is made or sent to the Lender:

                          (i) The representations and warranties contained in Section 4.01 are true and correct on and as of the date of such Advance as though made on and as of such date, and

                          (ii) No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default; and

(c) the Lender shall have received such other approvals, opinions, or documents as the Lender may reasonably request.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. Representations and Warranties. The Borrower represents and warrants as follows:

                 (a) The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware. The Borrower is duly qualified to do business and in good standing in the States of Texas, Louisiana, Alabama, and every other jurisdiction in which the transaction of any material portion of its business (as now conducted and as currently contemplated) makes such qualification necessary.

                 (b) The execution, delivery, and performance by the Borrower of each Loan Document is within the Borrower's powers, has been duly authorized by all necessary action, does not contravene (i) the Borrower's charter or by-laws or (ii) any law or governmental regulation or contractual restriction binding on or affecting the Borrower or any of its properties, and does not result in or require the creation of any lien, security interest, or other charge or encumbrance upon or with respect to any of its properties.

                 (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery, and performance by the Borrower of any Loan Document to which it is or will be a party.

                 (d) This Agreement is, and each Loan Document to which the Borrower will be a party when delivered hereunder, will be the legal, valid, and binding obligations of the Borrower, legally enforceable against the Borrower in accordance with their respective terms.

                 (e) Except as set forth on Schedule I hereto, there is no action, suit, or proceeding pending or threatened against or otherwise affecting the Borrower before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality, which may materially adversely affect the condition or operations, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents.

                 (f) The financial statements of the Borrower heretofore provided to the Lender by the Borrower fairly present the financial condition of the Borrower as at the respective dates thereof, and the results of operations of the Borrower for the fiscal periods ended on such respective dates, all in accordance with generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and, since December 31, 1996, there has been no material adverse change in such condition or operations.

                 (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing, carrying, or trading in securities (within the meaning of

         Regulation T issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase, carry, or trade in any such securities or to extend credit to others for the purpose of purchasing, carrying, or trading in any such securities.

                 (h) All federal, state, and local tax returns and other material reports required by applicable law to be filed by the Borrower have been filed, and except with respect to any taxes, assessments, or other governmental charges being contested in good faith by the Borrower, all taxes, assessments, and other governmental charges imposed upon the Borrower or any of its properties which have become due and payable on or prior to the date hereof have been paid.

                 (i) Each Employee Plan, if any, of the Borrower has satisfied the minimum funding standards under the Internal Revenue Code and ERISA applicable thereto, and no Employee Plan, if any, has an accumulated funding deficiency thereunder. The Borrower has not incurred any liability under ERISA to the Pension Benefit Guaranty Corporation with respect to any Employee Plan, and no Reportable Event or other event has occurred which could constitute grounds for the termination of any Employee Plan by the Pension Benefit Guaranty Corporation or the appointment of a trustee to administer any Employee Plan. The Borrower has not participated in any Prohibited Transaction with respect to any Employee Plan or trust created thereunder, and the consummation of the transactions contemplated hereby will not involve any Prohibited Transaction. The Borrower is not in the process of terminating any Employee Plan, which could result in the creation of any material liability for the Borrower.

                 (j) The Borrower has not violated its charter or by-laws or any law, governmental regulation, order, judgment, or any agreement or instrument binding on or affecting it or any of its properties in such a manner so as to result in a material adverse change to the condition or operations, financial or otherwise, of the Borrower.

                 (k) Except as set forth on Schedule II hereto, and except as may be created by statute, all of the real property owned by the Borrower, including any and all real property leasehold interests, is free and clear of all liens, security interests, and other charges and encumbrances.

                 (l) The Borrower has not made a material misstatement of or failed to disclose a material fact to the Lender at any time during the course of the negotiations related to this Agreement or in connection with the Advances.

                 (m) No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934. All proceeds of the Advances will be used for general corporate and working capital purposes.

                                   ARTICLE V
                           COVENANTS OF THE BORROWER

         SECTION 5.01. Affirmative Covenants. So long as any principal of or interest on the Note shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will, unless the Lender shall otherwise consent in writing:

                 (a) Current Ratio. Maintain a ratio of its current assets to its current liabilities of not less than 2.5 to 1.0.

                 (b) Minimum Tangible Net Worth. Maintain an amount of tangible net worth of at least $60,000,000 at all times during its fiscal year 1998, and cause the amount of such capital to increase in each fiscal year thereafter by at least fifty percent (50%) of its net income in the immediately preceding fiscal year.

                 (c) Earnings Ratio. Maintain a ratio of its EBITDA to its Fixed Charges greater than 2.5 to 1.0 calculated quarterly on a rolling four (4) quarter basis for the four (4) quarters immediately preceding the date of such calculation.

                 (d) Ratio of Debt to Worth. Maintain a ratio of its total Indebtedness to its tangible net worth of less than 0.5 to 1.0.

                 (e) Capital Expenditures. Maintain its level of capital expenditures in any fiscal year at a level not more than twice the amount of its EBITDA for the preceding fiscal year.

                 (f)      Reporting Requirements.  Furnish to the Lender:

                          (i) as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Borrower, (A) unaudited financial statements (including a balance sheet, income statement, and statement of cash flows) of the Borrower as of the end of such quarter, in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied and duly certified by the Treasurer of the Borrower as (1) fairly presenting the financial condition of the Borrower at the end of such quarter and the results of the operations of the Borrower for such period (subject to changes resulting from normal year-end audit adjustments) and (2) having been prepared in accordance with generally accepted accounting principles consistently applied, together with a No-Default Certificate of such officer, together with (B) a copy of SEC Form 10-Q, as filed by the Borrower with the Securities and Exchange Commission for such quarter;

                          (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (A) audited financial statements (including a balance sheet, income statement, and statement of cash flows) of the Borrower for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied, accompanied by a report and opinion and a No-Default Certificate, based on an end-of-year review, each in form and substance reasonably satisfactory to the Lender, of a public accounting firm reasonably satisfactory to the Lender, together with (B) a copy of SEC Form 10-K, as filed by the Borrower with the Securities and Exchange Commission for such fiscal year;

                          (iii) as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, and which is continuing on the date of such statement, the statement of the Treasurer or the

                 President of the Borrower setting forth the details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto;

                          (iv) promptly after the filing or receipt thereof, copies of all reports and notices, if any, which the Borrower either (A) files in respect of any Employee Plan under the Internal Revenue Code or ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, or which the Borrower receives from any agency thereof, (B) furnishes to any holders of any Indebtedness of the Borrower, or (C) files with the Securities and Exchange Commission on SEC Form 8-K, if any of the information therein could form the basis of, or any dispute referred to therein which, if determined adversely to the Borrower, could constitute or give rise to, an Event of Default or an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default;

                          (v) within five Business Days after the knowledge of the Borrower of the commencement thereof, notice of each action, suit, or proceeding before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality involving a claim which may materially adversely affect the condition or operations, financial or otherwise, of the Borrower;

                          (vi) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, a quarterly summary setting forth any contingent liability (including but not limited to any liability as a guarantor, surety, warrantor, or account party to a letter of credit) incurred, assumed, or created during such period and any material joint venture or partnership entered into by the Borrower; and

                          (vii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, as the Lender may from time to time reasonably request.

                 (g) Maintenance of Existence, Compliance with Laws. Etc. Maintain its legal existence and permits and authority to do business in all jurisdictions where the nature of its business requires such permits and authority to be maintained, and comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, compliance with ERISA and all applicable laws pertaining to the environment and workers' health and safety, paying before the same become delinquent all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and paying all lawful claims which if unpaid might become a lien or charge upon any of its properties, except to the extent any such taxes, assessments, governmental charges or levies, and claims may be diligently contested by the Borrower in good faith and by appropriate proceedings, and for which adequate reserves have been established by the Borrower.

                 (h) Insurance. (i) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses,
         (ii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about, or in connection with the use of any properties owned, occupied, or controlled by the Borrower, in such amount as shall be reasonably necessary, and (iii) maintain such other insurance as may be required by law. The amounts and types of insurance coverages and the insurers issuing such coverages shall be subject to the Lender's approval, which approval shall not be unreasonably withheld.

                 (i) Keeping of Records and Books of Account. Keep adequate records and books of account, with complete entries made in accordance with generally accepted accounting principles consistently applied, reflecting all of its financial transactions.

                 (j) Inspection Rights. Permit the Lender or any of its representatives or agents at any reasonable time and from time to time, upon reasonable notice, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties and to discuss its affairs, finances, and accounts with any of the directors or officers thereof, all as the Lender may reasonably request.

         SECTION 5.02. Negative Covenants. So long as any principal of or interest on the Note shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not, without the prior written consent of the Lender:

                 (a) Liens, Etc. Create or suffer to exist any lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, rights, or other assets, whether now owned or hereafter acquired, other than:

                          (i) liens existing as of the date hereof, as shown on Schedule II hereto; and

                          (ii) such other liens as may be mutually agreed upon by the Lender and the Borrower from time to time.

                 (b) Indebtedness. Create, incur, or suffer to exist any Indebtedness which would cause the ratio of its total Indebtedness to its tangible net worth to exceed the ratio specified in Section 5.01(d), above.

                 (c) Change in Nature of Business. Change the primary nature of its business from the manufacture of ceramic proppants.

                 (d) Sales, Etc. of Assets. Sell, assign, lease, or otherwise dispose of any of its assets, or any part thereof, including its receivables, except in the ordinary course of business.

                 (e) Consolidation, Merger, Etc. Consolidate with, merge into, or acquire any other entity or convey, transfer, or lease its properties, voting stock, and assets substantially as an entirety to any person or entity, or permit any entity to consolidate with, merge into, or acquire the Borrower or convey, transfer, or lease its properties, voting stock, or assets substantially as an entirety to the Borrower; provided, however, that the Lender's prior written consent shall not be required for any such transaction (i) in which the other party's principal business is the same as or functionally related to the

         Borrower's principal business and (ii) which, when combined with all other such transactions consummated by the Borrower during any one of its fiscal years does not involve an aggregate payment by the Borrower of consideration in cash, securities, or otherwise, of more than $40,000,000; provided further, that nothing in this subsection (e) shall be deemed to permit the Borrower to incur any Indebtedness not expressly permitted under subsection (b) of this Section 5.02.

                                   ARTICLE VI
                               EVENTS OF DEFAULT

         SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                 (a) The Borrower shall fail to pay any principal amount of, or interest on, the Note when due; or

                 (b) Any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                 (c) The Borrower (i) shall fail to perform or observe any covenant in subsections (c), (d), or (e) of Section 5.02 hereof, or
         (ii) shall fail to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed, and which failure continues for a period of fifteen (15) days or more, or

                 (d) The Borrower shall (i) fail to pay any Indebtedness, including all currently existing Indebtedness of the Borrower to the Lender, but excluding Indebtedness evidenced by the Note, of the Borrower, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                 (e) The Borrower shall admit in writing its inability to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking reorganization, arrangement, adjustment, composition of it or its debts, or any other relief under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower shall take any action to authorize any of the actions set forth above in this subsection (e); or

                 (f) The Borrower shall receive notice of termination of an Employee Plan by reason of the occurrence of a Reportable Event; or

                 (g) The Borrower shall fail to maintain all material licenses, authorizations, and approvals required to operate its business, which failure is not cured to the Lender's satisfaction within fifteen (15) days following the occurrence of such failure; or

                 (h) The Borrower shall liquidate, dissolve, or take any action in contemplation thereof, or there shall be any change in the material terms of Borrower's charter or by-laws without the prior written consent of the Lender, which consent shall not be unreasonably withheld; or

                 (i) The validity or the enforceability of any of the Loan Documents is contested by the Borrower; or

                 (j) The entry of a final non-appealable judgment or order against the Borrower for the payment of money of $1,000,000 or more in excess of amounts covered by third-party insurance, and such judgment or order shall continue unsatisfied and in effect for a period of 60 consecutive days; or

                 (k) The failure of the persons who were the shareholders of the Borrower on March 31, 1996 to maintain their beneficial ownership, in the aggregate, of at least fifty-one percent (51%) of the outstanding voting stock of the Borrower; or

                 (l) Any action or proceeding shall be initiated by or against the Borrower or any of its properties wherein the validity of or the Borrower's right to use any patent, copyright, trademark, trade secret, right, permit, license, or any other form of intellectual property owned or held by the Borrower shall be contested, which action or proceeding is not diligently prosecuted in good faith by the Borrower in appropriate proceedings deemed by the Lender to be satisfactory; or

                 (m) Any event which, in the good-faith judgment of the Lender, constitutes or could reasonably be expected to constitute or result in a material adverse change in the financial condition or business operations of the Borrower;

then, and in any such event, and the continuance thereof, the Lender may, by notice to the Borrower, (i) declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the principal balances of all Advances and the Note, all accrued but unpaid interest thereon, and other amounts properly payable under this Agreement to be forthwith due and payable, whereupon the principal balances of all Advances and the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) take such other actions as may be permitted under the Loan Documents, and (iv) exercise any and all other remedies available under applicable law.

                                  ARTICLE VII
                                 MISCELLANEOUS

         SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of the Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.02. Notices, Etc. Except as otherwise specifically provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered, if to the Borrower, at its address at 600 East Las Colinas Boulevard, Suite 1520, Irving, Texas 75039, Attention: Mr. Paul G. Vitek; if to the Lender, at its address at 59 Wall Street, New York, New York 10005, Attention: Credit Department; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid.

         SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies that may be available to the Lender at law, in equity, or otherwise. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         SECTION 7.04. Costs, Expenses, and Taxes. (a) The Borrower agrees to pay on demand all costs and expenses reasonably incurred by the Lender in connection with the preparation, execution, delivery, filing, recording, and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, all fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes being herein referred to as "Taxes") and fees, if any, payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such Taxes and fees.

         SECTION 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note, irrespective or whether or not the Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Lender agrees to use its best efforts to notify the Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

         SECTION 7.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender. The Lender may, with the Borrower's consent, such consent not to be unreasonably withheld or delayed, assign to one or more banks or entities all or any part of, or may grant participations to one or more banks or other entities in or to all or any part of, any Advance or Advances and the Note, and to the extent of any such assignment or participation (unless otherwise stated therein), the assignee or participant of such assignment or participation shall have the same rights and benefits hereunder and under the Note as it would have if it were the Lender hereunder.

         SECTION 7.07. Governing Law. The Loan Documents shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent any law, rule, or regulation of the federal government of the United States of America may be applicable, in which case such federal law, rule, or regulation shall govern and control; provided that the provisions of Chapter 15 of the Texas Credit Code shall not be applicable to this Agreement.

         SECTION 7.08 Merger of Agreements. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       CARBO CERAMICS INC.

ATTEST:
                                       By:
                                           -------------------------------------
                                           Print Name:
                                                      --------------------------
                                           Title:
-----------------------------                    -------------------------------


                                       per pro BROWN BROTHERS HARRIMAN & CO.



                                       -----------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       Title:
                                             -----------------------------------

                                   SCHEDULE I

                                   Litigation

                                  SCHEDULE II

                                Permitted Liens


         The following liens, security interests, and other charges and encumbrances are expressly permitted under the terms of this Agreement, and the amounts of such liens, security interests and other charges and encumbrances described in (a), (b) and (c) below shall not exceed $500,000 in the aggregate at any time during the term of this Agreement:

         (a) Statutory and Good Faith Deposits. (i) Pledges or deposits under workmen's compensation laws, unemployment insurance laws, the Social Security Act, or similar legislation, and (ii) deposits to secure public or statutory obligations of Borrower, surety, customs, appeal, or performance bonds to which Borrower is a party, or the payment of contested taxes or import duties of Borrower, each made and maintained in the ordinary course of business;

         (b) Statutory Liens. (i) Any lien which is imposed by law, such as those of carriers, warehousemen, and mechanics, if payment of the obligation secured thereby is not yet due, or the validity or amount of which is being contested by appropriate legal proceedings, or (ii) any lien for taxes, assessments, or other governmental charges of levies not yet subject to penalties for nonpayment or the validity or amount of which is being contested by appropriate legal proceedings;

         (c) Minor Title Defects. Minor survey exceptions, minor encumbrances, easements, or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines, rights of way, and other similar purposes, or zoning or other restrictions as to the use of any real property; provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said property or materially impair the use of such property in the operation of the business of Borrower.

         (d) Landlord's Liens. Security interests in favor of Cambridge/Las Colinas Limited Partnership, as lessor, on personal property of the Borrower now or hereafter attached or affixed to or used in or about the premises leased by the said lessor to the Borrower, as lessee, at Cigna Tower, 600 E. Las Colinas Blvd., Suite 1520, Irving, Texas 75039.

         (e) Equipment. Security interests in (i) a used Caterpillar 938F Wheel Loader in favor of Thompson Tractor Co., Inc., as described in that certain UCC-1 Financing Statement filed with the Secretary of State of the State of Alabama on December 6, 1996, file No. 96-51148 and (ii) a new Caterpillar 928F Wheel Loader in favor of Thompson Tractor Co., Inc., as described in that certain UCC-1 Financing Statement filed with the Secretary of State of the State of Alabama on February 24, 1997, file No. 97-07667.

                             REVOLVING CREDIT NOTE


U.S. $10,000,000
                                                        Dated: February 12, 1998


         FOR VALUE RECEIVED, the undersigned, CARBO CERAMICS INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (the "Lender") the principal amount of each Advance made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined). All terms not otherwise defined herein shall have the meanings set forth for such terms in the Credit Agreement.

         The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Credit Agreement. In no event, however, shall the rate of interest charged hereunder exceed the Maximum Rate.

         All agreements between the Borrower and the Lender, whether now existing or hereafter arising and whether written for oral, are hereby expressly limited so that in no event, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise exceed the Maximum Rate. In fulfillment of any provision hereof or of any loan agreement or other document evidencing or securing the loan evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if the holder of this Note shall ever receive anything of value deemed to be interest under applicable law which would exceed interest at the Maximum Rate, an amount equal to any such excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the holder hereof for the use, forbearance, or detention of the indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the rate of interest of account of such indebtedness is uniform throughout the term thereof. The provisions of this paragraph shall control all agreements between the Borrower and the Lender.

         Both principal and interest are payable for the account of Borrower in lawful money of the United States of America to the Lender at its offices at 59 Wall Street, New York, New York 10005, in same day funds. Each Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of principal hereof, shall be recorded by the Lender and, prior to any transfer hereof, either endorsed on the grid attached hereto which is part of this Promissory Note or maintained in comparable form within the Lender's internal books and records (which may be electronic).

         The Borrower hereby affirms and certifies to the Lender that the obligation evidenced by this note was not and will not be incurred for the purposes of purchasing, carrying, or trading in securities, as defined in Regulation T of the Board of Governors of the Federal Reserve System.

         This Promissory Note is the Note referred to in, and is entitled to the benefits of, the First Amended and Restated Credit Agreement dated as of February 12, 1998 (the "Credit Agreement") between the Borrower and the Lender. The Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent any law, rule, or regulation of the federal government of the United States of America may be applicable, in which case such federal law, rule, or regulation shall govern and control; provided that the provisions of Chapter 15 of the Texas Credit Code shall not be applicable to this Promissory Note.

                                       CARBO CERAMICS INC.

ATTEST:

                                       By:
                                           -------------------------------------
                                           Print Name:
                                                      --------------------------
                                           Title:
-----------------------------                    -------------------------------

                       ADVANCES AND PAYMENTS OF PRINCIPAL





                       Amount of      Unpaid
         Amount of     Principal     Principal     Notations
Date      Advance       Payment       Balance       Made By
----     ---------     ---------     ---------     ---------

                         ROLLOVER AND CONVERSION NOTICE

                                                       DATE:  ____________, 19__

LENDER:  Brown Brothers Harriman & Co.

BORROWER: Carbo Ceramics Inc.

         This notice is delivered pursuant to that certain First Amended and Restated Credit Agreement dated as of February 12, 1998, between Brown Brothers Harriman & Co, a New York limited partnership (the "Lender"), and Carbo Ceramics Inc., a Delaware corporation (the "Borrower"). All the defined terms contained in the Agreement have the same meanings when used herein.

         1. Please be advised that the Borrower currently has an outstanding principal indebtedness under an Advance in the amount of $____________, bearing interest at the ______ Rate (Base Rate or LIBOR Fixed
Rate), [and the present LIBOR Interest Period for which ends on ____________, 19__ (if such Advance presently bears interest at the LIBOR Fixed Rate).]

         2. Effective as of ____________, 19__ [which must be the last day of the present LIBOR Interest Period if the Advance bears interest at the LIBOR Fixed Rate], the Borrower requests that the principal indebtedness under such Advance bear interest at the __________ Rate (Base Rate or LIBOR Fixed Rate) [and (if such Advance is to bear interest at the LIBOR Fixed Rate) such balance shall have a LIBOR Interest Period ending on ____________, 19__ (30, 60, or 90 days thereafter, but not later than the Termination Date).]

         The Borrower hereby certifies to the Lender that on, and as of, the date hereof the representations and warranties made in all of the Loan Documents are, and will be, true and correct in all material respects, and no Event of Default or any event which, with notice or lapse of time or both, could become an Event of Default has occurred and is continuing.

                                       Very truly yours,

                                       CARBO CERAMICS INC.


                                       By:
                                           -------------------------------------
                                           Print Name:
                                                      --------------------------
                                           Title:
                                                 -------------------------------

                             NO DEFAULT CERTIFICATE


         Pursuant to Section 5.01(f) of that certain First Amended and Restated Credit Agreement dated as of February 12, 1998 (the "Credit Agreement"), between Carbo Ceramics Inc. (the "Borrower") and Brown Brothers Harriman & Co. (the "Lender"), the undersigned, being the Treasurer of the Borrower, hereby certifies to the Lender as follows:

         On and as of the date hereof, no event has occurred which constitutes an Event of Default under the Credit Agreement or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Credit Agreement.

         IN WITNESS WHEREOF, this instrument is executed by the undersigned as of __________________, 199_.




                                       -----------------------------------------
                                                                     , Treasurer
                                       ------------------------------